Exhibit (d)(41)

AMENDED AND RESTATED FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

HARDING, LOEVNER FUNDS, INC.

400 Crossing Boulevard, Fourth Floor Bridgewater, New Jersey 08807

Harding Loevner LP	February 28, 2025
400 Crossing Boulevard, Fourth Floor
Bridgewater, New Jersey 08807

Ladies and Gentlemen:

1.	The following are series (each, a “Fund”) of Harding, Loevner Funds, Inc., a Maryland corporation (“Company”):

Global Equity Portfolio

International Equity Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Emerging Markets Portfolio

Frontier Emerging Markets Portfolio

Chinese Equity Portfolio

Emerging Markets ex China Portfolio

International Developed Markets Equity Portfolio

International Carbon Transition Equity Portfolio

2.	Harding Loevner LP (“you”) is the Adviser to each Fund pursuant to an Investment Advisory Agreement dated as of the date set forth below:

Fund	Date

Global Equity Portfolio, International Equity Portfolio, International Small Companies Portfolio, Institutional Emerging Markets Portfolio, Emerging Markets Portfolio and Frontier Emerging Markets Portfolio

August 26, 2009
Chinese Equity Portfolio	December 16, 2020
Emerging Markets ex China Portfolio	September 13, 2022
International Developed Markets Equity Portfolio	September 28, 2022
International Carbon Transition Equity Portfolio	December 14, 2022

3. You hereby agree that you will waive a portion of the applicable management fee payable to you by each Fund under the Investment Advisory Agreement and/or reimburse each class of each Fund for its other operating expenses to the extent the Total Annual Fund Operating Expenses (as calculated in accordance with Form N-1A) (excluding taxes, interest, borrowing costs, overdraft charges, litigation and indemnification, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments and acquired fund fees and expenses) as a percentage of average daily net assets exceeds, through the date indicated in the chart below, the applicable percentage shown in the chart below (each, a “Maximum Permitted Rate”):

Fund Name	Share Class	Maximum Permitted Rate	Date
	Advisor	1.15%	February 28, 2026
	Institutional	0.85%	February 28, 2026
Global Equity Portfolio	Institutional Class Z	0.75%	February 28, 2026

	Investor	1.15%	February 28, 2026
	Institutional	0.85%	February 28, 2026
International Equity Portfolio	Institutional Class Z	0.75%	February 28, 2026

	Investor	1.30%	February 28, 2026
	Institutional	1.15%	February 28, 2026
International Small Companies Portfolio	Institutional Class Z	1.00%	February 28, 2026

	Institutional	1.05%	February 28, 2026
Institutional Emerging Markets Portfolio	Institutional Class Z	0.95%	February 28, 2026

Emerging Markets Portfolio	Advisor	1.15%	February 28, 2026

	Investor	1.75%	February 28, 2026
	Institutional	1.45%	February 28, 2026
Frontier Emerging Markets Portfolio	Institutional Class Z	1.25%	February 28, 2026

Chinese Equity Portfolio	Institutional	1.15%	February 28, 2026

Emerging Markets ex China Portfolio	Institutional	1.05%	February 28, 2026

International Developed Markets Equity Portfolio	Institutional	0.80%	February 28, 2026

International Carbon Transition Equity Portfolio	Institutional	0.80%	February 28, 2026

4. You further agree that you will continue the applicable management fee waiver and/or expense reimbursement under Paragraph 3 above until the later of (A) the dates set forth above or (B) the date on which the Fund’s prospectuses are updated to reflect superseding waiver/reimbursement arrangements, if any, or the termination thereof.

5. This Agreement may be terminated by the Board of Directors of the Company at any time and will terminate automatically upon the termination of the Investment Advisory Agreement between you and the Company.

6. You understand that you shall look only to the assets of the relevant Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other Fund of the Company, nor any of the Company’s directors, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefore.

7. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New Jersey, except (a) Paragraph 6 shall be governed by, construed and enforced in accordance with the laws of the State of Maryland and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Ryan Bowles
Name: Ryan Bowles
Title: President

The foregoing Agreement is hereby accepted as of February 28, 2025

Harding Loevner LP

By:	/s/ Aaron J. Bellish
Name: Aaron J. Bellish
Title: Chief Executive Officer